Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 2, 2009 relating to the financial statements and financial statement schedule, which appears in ACCO Brands Corporation’s Current Report on Form 8-K dated December 15, 2011. We also consent to the references to us under the headings “Experts”, “Summary Historical Consolidated Financial Information of ACCO” and “Selected Historical Consolidated Financial Information of ACCO” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, Illinois

December 30, 2011